Exhibit 99.1

 Contacts:                  RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Baglio, Senior Marketing Manager
781-238-1111

FOR IMMEDIATE RELEASE

RADVIEW SOFTWARE REPORTS FIRST QUARTER 2006 RESULTS AND
APPOINTS JARON LOTAN AS CHAIRMAN OF THE BOARD

BURLINGTON, MA — May 17, 2006 — RadView Software Ltd. (OTCBB: RDVWF), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 were $1,690,000, an increase of 12% compared to revenues of $1,507,000 for the same period in 2005. The Company reported net income of $171,000, or $0.01 per share on basic and fully-diluted basis, compared to a net loss of $743,000, or $0.04 per share, for the same period in 2005.

“We are pleased with the results of the first quarter of 2006,” said Ilan Kinreich, President and CEO of RadView. “Revenues have shown sequential and year-over-year growth through incremental revenues from our technology license arrangements and strong sales performance, particularly from repeat business with existing customers. We marked a major milestone by achieving a quarterly profit in the first quarter of 2006 through a combination of increased revenues and lower quarterly operating expenses. While we may not sustain profitability due to expected fluctuations in revenue, we are encouraged by our ability to advance further on the path toward profitability.”

The Company previously announced the signing of definitive agreements on April 4, 2006 for a financing with Fortissimo on behalf of itself and several co-investors, with a minimum initial investment of $1,500,000 and, at the election of the investors, an additional investment of up to $2,250,000. The Company is currently preparing proxy materials for shareholder meeting to approve the financing, and expects the shareholder meeting to occur within the next few months.

The Company also announced the appointment of Mr. Jaron Lotan as a director and Chairman of the Board, effective May 16, 2006. Mr. Lotan brings with him over 20 years of management experience with several successful enterprises, including most recently his role as President and CEO of Tecnomatix Technologies Ltd., which was acquired by UGS Corp. in April 2005.

“I am excited to join RadView at this important juncture,” commented Jaron Lotan. “I look forward to working with the Board, the investors and the whole RadView team to realize the Company’s potential for continued growth in revenues and profitability.”

About RadView

RadView™ Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications. Deployed at over 1,600 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

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Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; need for additional financing; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

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RADVIEW SOFTWARE LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Software licenses	$1,102	$940
Services	588	567
Total Revenues	1,690	1,507

Cost of Sales:
Software licenses	50	36
Services	77	57
Total Cost of Sales	127	93

Gross Profit	1,563	1,414

Operating Expenses:
Sales and marketing	668	961
Research and development	346	710
General and administrative	364	476

Total Operating Expenses	1,378	2,147

Income (Loss) from Operations	185	(733)

Interest expense, net	(17)	(2)
Other expense	3	(8)

Net Income (Loss)	$171	$(743)

Basic and diluted net income (loss) per share	$0.01	$(0.04)

Weighted average number of shares used in computing basic and diluted net income (loss) per share	20,526	20,526

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$170	$206
Accounts receivable, net	713	679
Prepaid expenses and other current assets	105	179
Total current assets	988	1,064

Property and Equipment, net	124	144
Other Assets	343	383

Total Assets	$1,455	$1,591

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Revolving line of credit	$—	$70
Bridge loan	200	—
Accounts payable	384	570
Accrued expenses	1,228	1,134
Deferred revenue	1,382	1,659
Total current liabilities	3,194	3,433

Long-term Liabilities:
Accrued severance	447	539

Total Liabilities	3,641	3,972

Shareholders’ Deficit:
Ordinary shares	51	51
Treasury shares, at cost	(100)	(100)
Additional paid-in capital	57,005	56,981
Accumulated deficit	(59,142)	(59,313)
Total Shareholders’ Deficit	(2,186)	(2,381)

Total Liabilities and Shareholders’ Deficit	$1,455	$1,591